Company:
Brett L. Scott, Senior Vice President and CFO
IR@nasmedical.com
(818) 734-8600

North American Scientific Files for Chapter 11 Reorganization and Signs New Agreement to Divest Prostate Brachytherapy Product Line

CHATSWORTH, Calif.—March 12, 2009--North American Scientific, Inc. (Nasdaq: NASM) announced today that it has filed voluntary petitions in U.S. Bankruptcy Court for the Central District of California for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

In its filing with the Bankruptcy Court, the Company cited that its bank, pursuant to its rights under the certain lending agreements, had reduced the Company’s borrowing ability.  In addition, Best Theratronics, Ltd. terminated the Management Agreement and Asset Purchase Agreement entered into on February 11, 2009 and entered into a new Asset Purchase Agreement with the Company providing for the sale of the Company’s prostate brachytherapy product line, which reduced the sale price of the assets to $2.5 million versus $5 million per the original Asset Purchase Agreement.

NASM will receive $1.5 million at the closing of the transaction and the remaining $1million will be paid in equal installments over the 12 month period following the closing.

NASM’s board of directors has approved the transaction and the Company has petitioned the Court for an expedited process to sell the Prostate assets.

"This was a very difficult but necessary decision,” said John Rush, President & CEO.   “We have been focused on realigning our Company through the disposition of the prostate brachytherapy business as a means to fund the clinical release of our ClearPath breast device.  However due to an unforeseen inability to continue to access funds under our credit facility, and the terminated management agreement, we are forced to alter our direction with the goal of achieving the same endpoint.  This filing should relieve the immediate pressure from our creditors, and provide us the time to complete the sale of the prostate business while we continue to gain clinical experience with our ClearPath product line.”

North American Scientific expects that Chapter 11 protection will enable the Company to conduct its business operations as usual in both the prostate and breast device segments.  To that end, NASM is seeking approval from the court for a variety of First Day Motions enabling the company to continue managing its operations in the ordinary course.

About North American Scientific, Inc.

North American Scientific is an innovator in radiation therapy in the fight against cancer. Its products provide physicians with tools for the treatment of prostate and breast cancer.  The Company is gaining clinical experience with its ClearPath™ multi-channel catheter breast brachytherapy devices. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.  Please visit www.nasmedical.com for more information.

About Best Theratronics, Ltd.

Best Theratronics, Ltd. is a leader in external beam therapy and self-contained irradiator products. External beam therapy equipment is used in the treatment of cancer, and self-contained irradiators are used for the irradiation of blood to prevent disease and for research purposes.  Best Theratronics along with the TeamBest family of companies manufacture a wide array of radiotherapy products. In addition to its facilities in Ottawa, Canada; the TeamBest family of companies has manufacturing facilities in Dijon, France; Springfield, Virginia; Pittsburg, Pennsylvania, Bristol, Rhode Island; Taunton, Massachusetts, Gilberts, Illinois; Nashville, Tennessee; and Norcross, Georgia.

For 30 years, the TeamBest family has served the medical community with the highest quality products and unparalleled customer service. Our products and services exemplify our commitment to uncompromised quality and safety. For more information, please visit www.teambest.com.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.